Exhibit (d)-(5)

Strictly Confidential

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 19, 2014 (this “Limited Guarantee”), by Merry Circle Trading Limited (“Merry Circle”) and Honour Idea Limited (“Honour Idea”, and each of Merry Circle and Honour Idea, a “Guarantor” and collectively, the “Guarantors” ) and Mr. He Dang (solely for the purposes of Section 5(c) and Section 6(b) hereof) (“Beneficial Owner”) in favor of Charm Communications Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”).

1.	GUARANTEE.

(a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Guaranteed Party, Engadin Parent Limited (“Parent”) and Engadin Merger Limited (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent, each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, severally and jointly, on the terms and conditions set forth herein, the due and punctual payment when due of such percentage as set forth opposite such Guarantor’s name on Schedule B hereto (such percentage, with respect to each Guarantor being such Guarantor’s “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the Parent Termination Fee pursuant to Section 9.5(c) of the Merger Agreement and (ii) certain Expenses pursuant to Section 9.5(c) of the Merger Agreement, in each case, subject to the terms and limitations of Section 9.5(c) of the Merger Agreement (the “Obligations”); provided that in no event shall the Guarantors’ aggregate liability under this Limited Guarantee (exclusive of payment obligations of Parent with respect to the Expenses described in clause (ii) of this sentence and payment obligations of Guarantors under Section 1(c) of this Limited Guarantee) exceed US$2,294,000 (the “Cap”); it being understood that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Cap to the extent applicable. The Guaranteed Party hereby agrees that in no event shall the Guarantors be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee, an amount in excess of the Cap (exclusive of payment obligations of Parent with respect to such Expenses described in clause (ii) of the immediately preceding sentence) or their respective Guaranteed Percentages of the Obligations, and that the Guarantors shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Obligations, payment of the applicable Guaranteed Percentage of the unsatisfied Obligations by a Guarantor (or by any other Person, including Parent or Merger Sub, on behalf of such Guarantor) shall constitute satisfaction in full of such Guarantor’s obligation to the Guaranteed Party with respect thereto. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the party set forth on Schedule A (the “Other Guarantor”) is also entering into a limited guarantee substantially identical to this Limited Guarantee (the “Other Guarantee”) with the Guaranteed Party. This Limited Guarantee shall become effective upon the substantially simultaneous signing of the Other Guarantee. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

(b) All payments made by the Guarantors pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid the Obligations as and when due pursuant to Section 9.5(c) of the Merger Agreement, then the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of the Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantors, subject to the Cap to the extent applicable.

(c) Each of the Guarantors agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

(d) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

2.	NATURE OF GUARANTEE.

The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment from a Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (subject to the Cap to the extent as applicable) as if such payment had not been made by such Guarantor. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantors and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against any of the Guarantors hereunder.

3.	CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a) Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any portion of the Obligations, and may also make any agreement with Parent, Merger Sub or the Other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”) for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, the Other Guarantor or any other Person interested in the Transactions, (ii) any change in the time, place or manner of payment of any portion of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable), (iii) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) of any Person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the Transactions (including the Other Guarantor), (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the Transactions (including the Other Guarantor), (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the Transactions (including the Other Guarantor), (vi) the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent or Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise, (vii) any other act or omission that may in any manner or to any extent vary the risk of or to such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge of Parent with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) or (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.

(b) To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any portion of the Obligations incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement or this Limited Guarantee), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Transactions (including the Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or a breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) Each Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub or such other person (including any Other Guarantor), whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub or such other person (including any Other Guarantor), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

(d) The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the Transactions, against any Guarantor or any Non-Recourse Party (as defined in Section 9 hereof), except for claims against any Guarantor under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantor under the Other Guarantee (subject to the limitations described therein). Each Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, subject to clause (ii) of the last sentence of clause (e) hereof, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(e) Notwithstanding anything to the contrary contained in this Limited Guarantee but subject Section 3(a) hereof, the Guaranteed Party hereby agrees that: (i) to the extent Parent and Merger Sub are relieved of any of their obligations with respect to the Parent Termination Fee, each Guarantor shall be similarly relieved of its Guaranteed Percentage of such obligations under this Limited Guarantee and (ii) the Guarantors shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap to the extent applicable) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any term hereof.

4.	NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other Person (including the Other Guarantor) liable for any portion of the Obligations prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub (or the Other Guarantor) shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.	REPRESENTATIONS AND WARRANTIES.

(a) Each Guarantor hereby represents and warrants that:

(i).	the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the part of such Guarantor and do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets or properties;

(ii).	except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guarantor’s performance of its obligations hereunder in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with;

(iii).	assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (y) general equitable principles (whether considered in a proceeding in equity or at Law); and

(iv).	such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof;

(b) Merry Circle hereby represents and warrants that it is the record owner of 44,016,250 Shares, and Honour Idea hereby represents and warrants that it is the record owner of 1,093,750 Shares (together with 44,016,250 Shares owned by Merry Circle, the “Owned Shares”).

(c) The Beneficial Owner hereby represents and warrants that:

(i).	he is a resident of the People’s Republic of China;

(ii).	he has all requisite power and authority to execute, deliver and perform this Limited Guarantee (solely for the purposes of this Section 5(c) and Section 6(b) hereof);

(iii).	except as is not, individually or in the aggregate, reasonably likely to impair or delay the Beneficial Owner’s performance of his obligations under this Limited Guarantee in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Beneficial Owner (solely for the purposes of this Section 5(c) and Section 6(b) hereof) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by the Beneficial Owner (solely for the purposes of this Section 5(c) and Section 6(b) hereof); and

(iv).	assuming the due execution and delivery of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Beneficial Owner and is enforceable against the Beneficial Owner in accordance with its terms.

6.	NO ASSIGNMENT.

(a) None of the Guarantors or the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of Law), in whole or in part, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed). Any assignment or delegation in violation of this Section 6 shall be null and void and of no force and effect.

(b) The Beneficial Owner hereby covenants and agrees to procure that the Guarantors shall not sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, any Owned Shares, except as contemplated under the Merger Agreement.

7.	NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to any Guarantor, to:

CN01 Legend Town,

No. 1 Ba Li Zhuang Dong Li,

Chaoyang District,

Beijing, 100025

Attention: Dina Liu

with a copy to (which alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

35/F ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. Chris Lin

Facsimile: (+852) 2869-7694

If to the Guaranteed Party, as provided in the Merger Agreement.

8.	CONTINUING GUARANTEE.

(a) Subject to the last sentence of Section 3(d) hereof, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earliest to occur of (i) all of the Obligations payable under the Limited Guarantee having been paid in full by such Guarantor, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee under Section 9.5(c) of the Merger Agreement and (iv) 90 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 9.5(c) of the Merger Agreement if the Guaranteed Party has not presented a bona fide written claim for payment of any Obligation to the Guarantor by such 90th day; provided that if the Guaranteed Party has presented such claim to such Guarantor by such date, this Limited Guarantee shall terminate upon the date such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 10 hereof. No Guarantor shall have any further obligations under this Limited Guarantee following termination in accordance with this Section 8.

(b) Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee (i) that the provisions of Section 1 hereof limiting the Guarantors’ maximum aggregate liability to the Cap (to the extent applicable) or that the provisions of Sections 8, 9, 10, 13 or 14 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that any Guarantor is liable in excess of or to a greater extent than its Guaranteed Percentage of any Obligation, or (iii) any theory of liability against any Guarantor or any Non-Recourse Parties (as defined below) with respect to the Merger Agreement or the Transactions or the liability of any Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 1), other than the Retained Claims (as defined below), then (x) the obligations of such Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if such Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither such Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the Transactions or under this Limited Guarantee.

9.	NO RECOURSE.

Notwithstanding anything to the contrary that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that (a) no Person other than the Guarantors has any obligations hereunder, notwithstanding that any Guarantor may be a partnership or limited liability company, (b) the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 6 hereof), members, managers, or general or limited partners of any of the Guarantors, Parent, Merger Sub or the Other Guarantor, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 6 hereof), agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise and (c) the only rights of recovery and claims that the Guaranteed Party has in respect of the Merger Agreement or the Transaction are its rights to recover from, and assert claims against, (i) Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantors (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee (subject to the Cap to the extent applicable and the other limitations described herein), and (iii) the Other Guarantor pursuant to and subject to the limitations set forth in the Other Guarantee (claims against (i), (ii) and (iii) collectively, the “Retained Claims”); provided that in the event any Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the aggregate sum of such Guarantor’s remaining net assets is less than the its Guaranteed Percentage of the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only if such Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of such Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Recourse against the Guarantors under and pursuant to the terms of this Limited Guarantee and against the Other Guarantor pursuant to the terms of the Other Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the Transactions, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantors, Parent, Merger Sub or the Other Guarantor or their respective successors and assigns under the Merger Agreement, this Limited Guarantee or the Other Guarantee shall be Non-Recourse Parties.

10.	GOVERNING LAW; DISPUTE RESOLUTION.

(a) This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

(b) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10(b) (“Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 10(b) hereof, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10(b) hereof in any way.

11.	COUNTERPARTS.

This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.	NO THIRD-PARTY BENEFICIARIES.

Except as provided in Section 9 hereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

13.	CONFIDENTIALITY.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Guarantors; provided that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantors may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.	MISCELLANEOUS.

(a) This Limited Guarantee, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Other Guarantee, contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and each Guarantor in writing.

(b) Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap to the extent applicable and the provisions of Sections 8 and 9 hereof and this Section 14(b).

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

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IN WITNESS WHEREOF, each of the Guarantors and the Beneficial Owner has executed and delivered this Limited Guarantee as of the date first written above by its officer thereunto duly authorized.

GUARANTORS:

MERRY CIRCLE TRADING LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

HONOUR IDEA LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

BENEFICIAL OWNER:

By:	/s/ He Dang
Name: He Dang

(solely for the purposes of Section 5(c) and Section 6(b))

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY

CHARM COMMUNICATIONS INC.

By:	/s/ Zhan Wang
Name: Zhan Wang
Title: Director

SCHEDULE A

Other Guarantor

CMC Capital Partners, L.P.

SCHEDULE B

Guaranteed Percentage

Merry Circle Trading Limited	77.19%

Honour Idea Limited	1.92%